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[Letterhead]


June 13, 1996

Mr. Nick Coscia, Secretary
ASDAR GROUP
P.O. Box 789
Cardiff, CA 92007

RE: CASINOWORLD HOLDINGS, LTD./LICENSE AGREEMENT

Dear Mr. Coscia,

     We confirm the intent of CasinoWorld Holdings, Ltd. (Licensor) to grant a non exclusive license and to cause a foreign gambling license from the country of Ecuador to be issued to ASDAR Group (Licensee), a publicly-held corporation, to utilize, market, and bankroll the Virtual CasinoWorld (TM) software and hardware applications, know-how, trade secrets, copyrights, and trademarks of Licensor and for Licensor to grant a non-exclusive sub-license to the MindWire (TM) software technology to Licensee under the following terms and conditions:

1.   CONSIDERATION
     -------------

The total license fee for the use of the Virtual CasinoWorld (TM) application and the creation of a foreign gaming sub-license to be issued from the country of Ecuador shall be Two Million Dollars
($2,000,000) and shall be payable as follows:

    1.1 ASDAR shall issue Forty Million (40,000,000) (pre-reverse split) or Four Hundred Thousand (400,000) (post-reverse split) shares of Licensee's common stock. Common stock shall be issued to licensor on or before September 1, 1996.


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Nick Coscia
June 13, 1996
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2.   CONDITIONS PRECEDENT
     --------------------

Licensor's grant of a nonexclusive license to Licensee shall be subject to the following terms and conditions:

     2.1  Licensee's execution of this Letter of Intent.

     2.2 Licensee's certification that if a corporation in good standing and validly existing under the laws of its jurisdiction of incorporation.

     2.3 Licensee's certification that its action entering this License has been duly authorized by Licensee's board of directors and any governmental agencies of any kind having jurisdiction over Licensee and its activities.

     2.4 Licensee's submission to Licensor, in a form and manner acceptable to Licensor, of a commitment for a bankroll amount irrevocably available to Licensee's site of not less than One Million Dollars ($1,000,000) in U.S. Funds, and a marketing plan acceptable to Licensor and Licensee's marketing budget of not less than Two Million Dollars ($2,000,000).

     2.5 Licensee's certification that entering this License will not violate any other agreements of any kind to which Licensee is a party and that this License will be enforceable by its terms.

     2.6 Licensee's counsel's opinion, in a form and content satisfactorily to Licensor, of Paragraphs 2.2 through 2.5 above.

     2.7 Licensee's acknowledgment of the proprietary nature of Licensor's technology by execution of Licensor's standard confidentially agreement.

     2.8 Licensee's agreement that all publicity, press releases, and public announcements of any kind, by whatever means of dissemination, shall be subject to the prior approval of Licensor.

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Nick Coscia
June 13, 1996
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3.   LICENSE AGREEMENT TERMS AND CONDITIONS
     --------------------------------------

The License shall contain the following terms and conditions:

     3.1 It shall be nonexclusive and shall provide for an initial term of Ten (10) years and shall be renewable thereafter year-to year for an additional Five (5) year term.

     3.2 It shall provide for a covenant not to compete to be binding upon the Licensee and it shall incorporate provisions to protect the confidentially of Licensor's trade secrets and other technology.

     3.3 It shall require the Licensee promptly to notify the Licensor of any infringement by or upon any third parties and the Licensor shall take such action it may deem reasonably required, at law or equity, against the actions of any third party infringements reported by the Licensee.

     3.4 It shall require the Licensor to provide administrative support and operational assistance through its affiliate, a Republic of Ireland corporation now in formation and it shall require Licensor to provide a copy of its Joint Venture Agreement with Monacall with an opinion of counsel the agreement has been duly executed, is valid, and is binding according to its terms.

     3.5 It shall require Licensor to cause a foreign gaming license to be issued to the Licensee from the country of Ecuador.


     3.6 It shall include provisions acceptable to the Licensor and the Licensee for arbitration of their disputes in lieu of litigation, assignability, amendments, choice of law, indemnification, and related matters.

     3.7 It shall require the Licensee to negotiate only with the Licensor for all future rights for any telephone or satellite on-line gambling technology and the required sub-licenses for any virtual casino to be located in sovereign Indian Nations; who are clients of the Licensee.

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Nick Coscia
June 13, 1996
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4.   REVENUE SHARING TERMS AND CONDITIONS
     ------------------------------------
     Simultaneously with execution of the license agreement, the Licensee shall also execute a Revenue Sharing Agreement which shall define revenues as the net win (gross revenues less pay-outs and jackpots) and which shall provide for payment of thirty-three (33%) percent of such net win to the Licensee and for payment of the balance of such net win (sixty-seven (67%) percent) to the Licensor.

5.   SCHEDULE OF EXECUTIONS
     ----------------------

     5.1 Within thirty (30) days after execution of this Letter of Intent, the Parties shall complete the exchange of all documents, including a draft License, and the completion of all steps identified in this Letter of Intent.

     5.2 On or before September 1, 1996 the Parties shall execute the License.

If the above meets with your approval, please sign below.



Cordially yours,


/S/ Kendall R. Lang
--------------------
Kendall R. Lang
Chief Executive Officer


ACCEPTED BY ASDAR GROUP

By: /S/ Nicholas F. Coscia (SEAL)
    ----------------------
     Its Authorized Agent



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